Exhibit 99.2

Contact:	Craig Tooman
EVP, Finance and
Chief Financial Officer
908-541-8777
ENZON PHARMACEUTICALS TO ADD NEW
INDEPENDENT DIRECTOR TO BOARD
BRIDGEWATER, N.J. — (Business Wire) — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN-News) today announced that it will add to its Board a new, independent director selected by the Company. This position will be filled by May 31 of this year.
The Governance and Nominating Committee of Enzon’s Board will conduct a search for an additional independent director. The new director will serve in the class whose term in office expires in 2009, and it is the Board’s intention that the new director will be nominated to stand for election for a full three-year term at the 2009 Annual Meeting of Stockholders.
Jeffrey H. Buchalter, Enzon’s Chairman and Chief Executive Officer, stated: “At this exciting time for the Company, we hope to attract an individual with very strong qualifications to supplement our very capable Board of Directors. We look forward to finding someone with great leadership qualities who will help us execute our business plan and represent all of our shareholders.”
As a result of Enzon’s commitment to add an independent director to its Board, DellaCamera Capital Management and its affiliated funds agreed to withdraw their slate of three nominees to stand for election at Enzon’s 2008 annual meeting of shareholders. The agreement between Enzon and the DellaCamera funds setting forth the above provisions is being filed by Enzon as an exhibit to a Current Report on Form 8-K.
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings on Forms 10K and 10Q with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.